Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954

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June 5, 2023
CAVA Group, Inc.
14 Ridge Square NW, Suite 500
Washington, D.C. 20016
Ladies and Gentlemen:
We have acted as counsel to CAVA Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of 16,611,110 shares of common stock, par value $0.0001 per share (the “Common Stock”) (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Primary Shares”).
We have examined the Registration Statement and a form of the Seventh Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”), which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the

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CAVA Group, Inc.	–2–	June 5, 2023
Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (A) when the Amended Charter has been duly filed with the Secretary of State of the State of Delaware, (B) when the Board of Directors of the Company (the “Board”) has taken all necessary corporate action to authorize and approve the sale price of the Primary Shares and (C) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Primary Shares will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP